MEMORANDUM OF AGREEMENT

(12b-1 Fee Waivers/Limits)

This Memorandum of Agreement is entered into as of the effective date listed on Exhibit “A” of this agreement, between AIM Investment Securities Funds (Invesco Investment Securities Funds), on behalf of the fund, as applicable, listed on Exhibit “A” to this Memorandum of Agreement (the “Fund”), and Invesco Distributors, Inc. (“Distributor”). Distributor shall and hereby agrees to waive or limit fees of each Fund, on behalf of its respective classes as applicable, severally and not jointly, as indicated in the attached Exhibit “A”.

For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trusts and Distributor agree as follows:

For the Contractual Waivers/Limits (listed in the attached Exhibit), Distributor agrees until at least the date set forth on the attached Exhibit “A” (the “Expiration Date”) that Distributor will waive or limit Rule 12b-1 distribution plan fees as set forth on Exhibit “A”. Neither a Trust nor Distributor may remove or amend the Contractual Waivers/Limits to a Trust’s detriment prior to the Expiration Date without requesting and receiving the approval of the Board of Trustees of the applicable Fund’s Trust to remove or amend such Contractual Waivers/Limits. Distributor will not have any right to reimbursement of any amount so waived or limited.

For the Contractual Waivers/Limits, Distributor agrees to review the then-current waivers/limits for each class of each Fund listed on Exhibit “A” on a date prior to the Expiration Date to determine whether such waivers/limits should be amended, continued or terminated. The waivers/limits will expire upon the Expiration Date unless the Trusts and Distributor have agreed to continue them. Exhibit “A” will be amended to reflect any such agreement.

It is expressly agreed that the obligations of the Trusts hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trusts personally, but shall only bind the assets and property of the Funds, as provided in each Trust’s Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of each Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of each Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in each Trust’s Agreement and Declaration of Trust.

IN WITNESS WHEREOF, the Trusts and Distributor have entered into this Memorandum of Agreement as of the date first above written.

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

on behalf of the Funds listed in Exhibit “A”

to this Memorandum of Agreement

By:	/s/ John M. Zerr
Title:	Senior Vice President

INVESCO DISTRIBUTORS, INC.

By:	/s/ John M. Zerr
Title:	Senior Vice President

EXHIBIT “A”

AIM Investment Securities Funds (Invesco Investment Securities Funds)

FUND	CONTRACTUAL/ VOLUNTARY	LIMIT/WAIVER	EFFECTIVE DATE	EXPIRATION DATE
Invesco Short Term Bond Fund
Class C Shares	Contractual	0.50% limit	February 1, 2006	June 30, 2018

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